Exhibit 10.1

GREIF, INC.

RESTRICTED SHARE AWARD AGREEMENT

UNDER THE

2001 MANAGEMENT EQUITY INCENTIVE

AND COMPENSATION PLAN

Greif, Inc., a Delaware corporation (the “Company”), has awarded to Lawrence A. Hilsheimer (the “Recipient”), as of May 12, 2014 (the “Award Date”), fifteen thousand (15,000) shares (the “Restricted Shares”) of Class A Common Stock, without par value, of the Company (the “Shares”). The Restricted Shares have been awarded pursuant to the Company’s 2001 Management Equity Incentive and Compensation Plan, as amended (the “Plan”), and shall be subject to all of the provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the following provisions of this agreement. Capitalized terms used in this agreement that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1. Restrictions on Transfer. During the period commencing on the Award Date and continuing until May 12, 2019 (the “Restriction Period”), the Recipient shall not sell, pledge, encumber, assign, or otherwise transfer the Restricted Shares. Notwithstanding the foregoing, upon the Recipient’s death or disability (as defined below), the foregoing restriction on transfer shall terminate and the legal representative of the Recipient or the designated beneficiary of the Restricted Shares may transfer such Restricted Shares before the end of the Restriction Period. For purposes of this agreement, the term “disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Company at the time a determination of disability is made under such disability plan.

2. Purchase Price. The purchase price for the Restricted Shares shall be $0.

3. Risk of Forfeiture; Vesting Schedule. The Restricted Shares shall vest in accordance with the following schedule:

# of Restricted Shares	Vesting Date
5,000	May 12, 2015
5,000	May 12, 2016
5,000	May 12, 2017

Upon each Vesting Date, the number of Restricted Shares that become fully vested shall not be subject to any risk of forfeiture.

In the event that the Recipient’s employment with the Company terminates before a Vesting Date, then the Restricted Shares that have not vested before the date of termination shall be forfeited. Notwithstanding the foregoing or the provisions of the Plan to the contrary, if the Recipient’s employment with the Company terminates due to death, disability or involuntary termination without cause prior to the end of the Restriction Period, then all of the Restricted Shares shall become fully vested.

4. Stock Issuances. Upon execution and delivery of this agreement by the Recipient and receipt of payment of the full purchase price for the Restricted Shares subject to this agreement, if any, the Company shall issue the Restricted Shares to the Recipient. The Company may issue the Restricted Shares in the form of a stock certificate or by book entry, in the Company’s sole discretion. Any stock certificates issued with respect to the Restricted Shares shall bear appropriate legends with respect to the transfer restrictions set forth in this agreement and shall be held by the Company until the expiration of the Restriction Period. Any Restricted Shares issued in book entry form shall contain appropriate notations with respect to the transfer restrictions set forth in this agreement.

Upon the expiration of all transfer restrictions applicable to the Restricted Shares, any restricted legends or notations shall be removed from stock certificates or book entries evidencing the Restricted Shares. If requested by the Recipient, a stock certificate for unrestricted Shares shall be issued and delivered to the Recipient.

5. Rights As Stockholder. On and after the issuance of the Restricted Shares to the Recipient, the Recipient shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares so issued, including the right to vote the issued Restricted Shares and the right to receive any dividends or other distributions with respect to the issued Restricted Shares, but subject, however, to the restrictions on transfer set forth in this agreement). The Recipient understands and acknowledges that dividends or distributions, if any, paid on any of the Restricted Shares prior to their vesting shall be treated, to the extent required by applicable law, as additional compensation to the Recipient for tax purposes.

6. Acceptance of Award. The award of the Restricted Shares must be accepted by the Recipient within 30 days after the Award Date by executing this agreement and paying the purchase price, if any, required under §2 of this agreement. The Recipient shall not have any rights with respect to the Restricted Shares awarded under this agreement unless and until the Recipient has executed this agreement, delivered a fully executed copy thereof to the Secretary of the Company, and otherwise complied with the applicable terms and conditions of the award of the Restricted Shares.

7. Tax Consequences. The Recipient understands and acknowledges that the Recipient (and not the Company) shall be responsible for the federal, state, local or foreign tax liability and any other tax consequences that may arise as a result of the award of the Restricted Shares, including without limitation filing an election under Section 83(b) (the “83(b) Election”) of the Internal Revenue Code of 1986, as amended, if the Recipient deems it to be appropriate. The Recipient shall rely solely on the determinations of the Recipient’s tax advisors or the Recipient’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. The Recipient shall notify the Company in writing if the Recipient files the 83(b) Election with the Internal Revenue Service within 30 days from the date of the execution of this Agreement. The Company intends, in the event it does not receive from the Recipient evidence of the 83(b) Election filing by the Recipient, to claim a tax deduction for any amount which would be taxable to the Recipient in the absence of such an election.

Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Restricted Shares having a Fair Market Value equal to the taxes that the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of the Restricted Shares. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method, the Recipient makes a Section 83(b) election pursuant to Section 2(i) below, or the parties otherwise agree in writing, then the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Recipient to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Recipient; and/or (iii) by allowing the Recipient to surrender Shares which (a) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Recipient for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

8. Compliance with Securities Laws. No Restricted Shares shall be deliverable under this agreement or the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company may require the Recipient (a) to represent and warrant to and agree with the Company in writing that the Recipient is acquiring the Restricted Shares without a view to distribution thereof, and (b) to make such additional representations, warranties and agreements with respect to the investment intent of the Recipient as the Company may reasonably request.

All certificates for the Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9. Section 16 Compliance. Unless the Recipient could otherwise dispose of the Restricted Shares without incurring liability under Section 16(b) of the Exchange Act, none of the Restricted Shares may be disposed of until at least six months have elapsed from the Award Date.

GREIF, INC.

By:	/s/ David B. Fischer
David B. Fischer
President and Chief Executive Officer

Acceptance of Agreement

The Recipient hereby: (a) acknowledges receiving a copy of the Plan and represents that the Recipient is familiar with all provisions of the Plan; and (b) accepts this agreement and the award of the Restricted Shares under this agreement subject to all terms, provisions, and restrictions of both the Plan and this agreement.

/s/ Lawrence A. Hilsheimer
Lawrence A. Hilsheimer

Dated as of

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